Exhibit 99.2

Mercator Acquisition Corp. Announces Closing of $172.5 Million Initial Public Offering

NORWALK, CT, July 10, 2026 (GLOBE NEWSWIRE) -- Mercator Acquisition Corp. (Nasdaq: MRCOU) (the “Company”) announced today the closing of its previously announced initial public offering of 15,000,000 units, including 2,250,000 units issued pursuant to the full exercise of the underwriter of its over-allotment option. The units were sold at a price of $10.00 per unit. The Company’s units began trading on July 9, 2026 on the Nasdaq Global Market under the symbol “MRCOU”. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant is exercisable to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq Global Market under the ticker symbols “MRCO” and “MRCOW,” respectively.

Clear Street acted as sole book-running manager for the offering.

A registration statement relating to the securities was filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on July 8, 2026. The public offering was made by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from: Clear Street LLC, 4 World Trade Center, 150 Greenwich St., Floor 45, New York, NY 10007, or by e-mail at ECM@clearstreet.io.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Mercator Acquisition Corp.

Mercator Acquisition Corp. is a newly organized blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on technology and software infrastructure companies whose products and services target financial services, real estate and asset management companies. The Company intends to focus on technology and software infrastructure companies whose products and services target financial services, real estate and asset management companies. The Company is led by Shawn Matthews, Chairman and Chief Executive Officer; Steve Bischoff, Chief Financial Officer, and Shawn Matthews Jr., President.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement filed with the SEC and the prospectus included therein. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:

Steve Bischoff
sbischoff@hondiuscapital.com